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                                                                    EXHIBIT 99.2

WEDNESDAY OCTOBER 18, 7:21 PM EASTERN TIME

PRESS RELEASE

ACCRUE SOFTWARE ISSUES EARNINGS CLARIFICATION

FISCAL Q2 2001 PRO FORMA EPS MEET ANALYST EXPECTATIONS AT $0.06

FREMONT, Calif.--(BUSINESS WIRE)--Oct. 18, 2000--Accrue(R) Software, Inc. (Nasdaq:ACRU - news), the leading provider of eBusiness analytic solutions for optimizing visitor response to Web-based campaign, content, commerce and affiliate initiatives today issued a clarification of reported earnings in response to requests from investors. Accrue reported its third consecutive quarter of profitability on a pro forma basis.

The Company reported record pro forma net income of $0.06 per share for the second fiscal quarter compared to a pro forma net loss of ($0.06) per share for the quarter ended September 30, 1999 and pro forma net income of $0.05 per share for the quarter ended June 30, 2000. The pro forma results exclude non-cash charges for stock based compensation, amortization of goodwill, intangibles and in process R&D resulting from acquisitions. Financial analyst earnings expectations for Accrue are based on the pro forma results. Accrue's pro forma EPS of $0.06 was in line with analyst expectations.

SEC reported earnings include non-cash charges for stock based compensation, amortization of goodwill, intangibles and in process R&D resulting from acquisitions, which for the quarter resulted in a net loss of ($0.71) per share.

For further clarification please contact Accrue Investor Relations at investor@accrue.com or 1-888-422-2783. About Accrue Software Accrue Software is the leading provider of eBusiness analytic solutions for optimizing visitor response to Web-based campaign, content, commerce and affiliate initiatives. Accrue's complete line of analytic applications offers companies the ability to target their most profitable customers by understanding behavior and purchasing trends for different visitor segments: Converting Clicks to Customers(TM).

Accrue Software was founded in 1996 and has its headquarters in Fremont, Calif., with regional sales offices throughout the U.S., and an international headquarters in London, England. Accrue has strategic partnerships with Annuncio, Art Technology Group, ABC Interactive, BroadVision, DoubleClick, IBM, Informix, Intel/iPivot, JDA, MarketFirst, MicroStrategy, OgilvyOne Interactive, Open Market, Oracle Corporation, Siebel, Unica, Vignette, and Xchange. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at http://www.accrue.com. Accrue, Accrue Insight, Hit List, Vista, BuyPath, DataLink, Decision Series and NeoVista Assort and Profile are trademarks of Accrue Software, Inc. All other trademarks are the sole property of their respective owners.

Contact:
     Accrue Software, Inc.


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     Deborah Haynes, 510/580-4563
     dhaynes@accrue.com



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